UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2008

SCHAWK, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.—	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2008, Schawk, Inc. (the “Company”) announced that, effective September 18, 2008, Timothy J. Cunningham has been named Executive Vice President and Chief Financial Officer of the Company.  Mr. Cunningham had been serving as the Company’s Interim Chief Financial Officer and Chief Accounting Officer since June 2, 2008, and prior to that appointment had served as Vice President, Finance, of the Company since April 2008.  A copy of the Company’s announcement with respect to the appointment of Mr. Cunningham as Executive Vice President and Chief Financial Officer is filed with this Current Report on Form 8-K as Exhibit 99.1.

Mr. Cunningham was a partner with Tatum LLC, a consulting and executive services firm, from January 2008 until September 18, 2008.  Mr. Cunningham served as chief financial officer of Pregis Corporation, a packaging solutions company, from May 2006 until September 2007, and served in a transitional role with Pregis until December 2007.  Prior to joining Pregis, Mr. Cunningham was a partner with Tatum, LLC from February 2005 to April 2006, where he served as the interim chief financial officer of a $1.4 billion division of a $12 billion food company.  From November 1999 though January 2005, he was with eLoyalty Corporation, an enterprise customer relationship management services and solutions company, serving most recently as vice president and chief financial officer.  He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has a Master of Business Management from Northwestern University, Kellogg Graduate School of Management, and a Bachelor of Business Administration from the University of Notre Dame.

In connection with Mr. Cunningham’s appointment, the Company entered into an employment agreement with Mr. Cunningham, effective as of September 18, 2008.  The terms of the agreement provide for:

•	an annual base salary of $375,000, which may be increased from time to time;

•	an award of 12,500 shares of restricted common stock and options to purchase 31,250 shares of common stock, each of which cliff-vest three years from the effective date of the agreement; and

•	the opportunity to earn a cash bonus of $125,000, payable in January 2009, upon the achievement of certain performance goals and objectives to be mutually agreed to by Mr. Cunningham and the Company.

In addition, effective January 1, 2009, Mr. Cunningham will be eligible to participate in the Company’s existing annual and long-term incentive programs, including awards of cash and equity that may be granted from time-to-time under the Company’s long-term incentive plan.

Under the agreement, Mr. Cunningham’s employment may be terminated by the Company at any time with or without “cause,” as defined in the agreement, upon his death or upon his “disability,” as defined in the agreement, and may be terminated by Mr. Cunningham upon his resignation with or without “good reason,” as defined in the agreement.  In the event the Company terminates Mr. Cunningham for cause, or if he resigns without good reason, he would be entitled to earned but unpaid salary and certain benefits accrued during the term of his employment.  If Mr. Cunningham chooses to resign with good reason, or if the Company terminates his employment without cause, he also will be entitled to receive an amount equal to one times his then-current base annual salary; a pro rata bonus based on the target bonus amount for the year in which the termination occurs; immediate accelerated vesting of unvested equity awards; and continuation of certain health benefits.  In the event of Mr. Cunningham’s death or disability, he or his estate will be entitled to earned but unpaid salary and certain benefits accrued during the term of his employment; a pro rata bonus based on the target bonus amount for the year in which the termination occurs; immediate accelerated vesting of unvested equity awards; and continuation of certain health benefits.

The agreement contains certain non-competition and nonsolicitation provisions that, subject to certain exceptions, prohibit Mr. Cunningham from becoming involved in any business that competes with the Company or provides similar products and services, and from soliciting any clients or employees of the Company.  These non-competition and nonsolicitation provisions remain in effect during the term of the agreement and for a period of one year after the termination of his employment.

The foregoing description of certain terms of the employment agreement with Mr. Cunningham does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01(d).  Exhibits.

Exhibit 10.1	Employment Agreement dated as of September 18, 2008

Exhibit 99.1	Press Release dated September 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2008	SCHAWK, INC. By: /s/Timothy J. Cunningham Name: Timothy J. Cunningham Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
10.1	Employment Agreement dated as of September 18, 2008
99.1	Press Release dated September 23, 2008